EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. DELIVERS ACQUISITION PROPOSAL TO GENESCO INC.
• OFFERS TO PAY $46 PER SHARE IN CASH

NEW YORK, NY, April 20, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that it had made an acquisition proposal to purchase all of the outstanding shares of Genesco Inc. (NYSE: GCO) for $46 per share in cash, subject to certain terms and conditions. The proposal came in a letter that Matthew D. Serra, Foot Locker, Inc.’s Chairman and CEO, sent on April 4, 2007 to Hal N. Pennington, Chairman, President and Chief Executive Officer of Genesco Inc.

On April 19, 2007, Mr. Serra sent a follow-up letter to Mr. Pennington to reiterate Foot Locker, Inc.’s interest in acquiring Genesco, Inc. and his belief that the proposal represents significant value to Genesco shareholders. The proposed purchase price of $46 per share in cash represents a total consideration of approximately $1.2 billion for all of the equity of Genesco. This proposal provides to Genesco Inc.’s shareholders a 26 percent premium to the average share price during the one year period preceding the April 4, 2007 letter.

The full text of both letters is attached.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

--MORE--

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

April 4, 2007

STRICTLY CONFIDENTIAL

VIA FAX AND OVERNIGHT COURIER

Mr. Hal N. Pennington
Chairman, President and Chief Executive Officer
Genesco Inc.
1415 Murfreesboro Road
Nashville, Tennessee 37217

Dear Hal:

          As we have discussed previously, we have long admired and respected Genesco Inc. and what you and your team have accomplished. Through its differentiated retail banners, its multi-channel approach and its effective merchandising strategy, Genesco has performed very well.

          As we have stated publicly, Foot Locker, Inc. is actively seeking to acquire strong operators in the specialty footwear retailing arena. A combination with Genesco would clearly be consistent with this strategy. Over the past several months, our executive management team, Board of Directors, and advisors have devoted significant time and effort to analyzing the potential strategic benefits of combining our two companies. We concluded that a merger of our companies would enable both of us to benefit from mutual best practices, enhance our ability to serve our customers, and provide our employees and management teams with increased opportunities.

          Based on publicly available information, we would be prepared to acquire all the outstanding stock of Genesco for a consideration of $46.00 per share in cash. We believe this proposal provides compelling value for Genesco’s shareholders in that it represents:

  A significant premium above Genesco’s all-time high stock price;

  A premium of 26 percent to Genesco’s average trading pricing during the past year;

  An implied multiple of enterprise value to LTM EBITDA of 7.7x, which compares favorably to the current trading multiples of comparable specialty footwear and apparel retailers.

          This proposal has the unanimous support of our executive management team and our Board of Directors. Moreover, this proposal would not be subject to any financing condition, as we have sufficient sources of financing available.

           We have engaged Lehman Brothers as our strategic advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal counsel. We and they are prepared to devote substantial resources toward ensuring an expedited process and the negotiation of a definitive agreement. Prior to the execution of such an agreement, we would expect to perform certain selected confirmatory due diligence. We believe this focused and concise review along with discussions with key Genesco personnel can be concluded within a very short period of time.

--MORE--

          Our proposal is submitted to you on a confidential basis. We hope that Genesco and its representatives will not publicly disclose this proposal so that our discussions can be held in confidence. This letter is not intended to be, and is not, a definitive agreement between us or in any way binding upon Foot Locker or Genesco, but is intended to express our indication of interest as of the date hereof. As stated, it is further subject to the completion of due diligence and the negotiation and execution of a mutually acceptable merger agreement. The parties will be bound only in accordance with such definitive agreement, if and when executed.

          We would welcome the opportunity to meet with you to discuss this opportunity further. I look forward to speaking with you again soon.

Sincerely,

Matthew D. Serra

--MORE--

April 19, 2007

VIA FAX AND OVERNIGHT COURIER

Mr. Hal N. Pennington
Chairman, President and Chief Executive Officer
Genesco Inc.
1415 Murfreesboro Road
Nashville, Tennessee 37217

Dear Hal:

          We are disappointed not yet to have received a substantive reply to my letter to you of April 4, 2007. In that letter, which followed contacts between us over the past several months, we stated that, based on publicly available information, we would be prepared to acquire all the outstanding stock of Genesco, Inc. for a consideration of $46 per share in cash, and we continue to be willing to proceed on that basis. As noted in our April 4 letter, this represented a premium of 26 percent to Genesco’s average trading price during the past year. As you know, the recent rise in Genesco’s stock price has been affected by speculation regarding a possible sale of the company.

          We believe that a price of $46 per share represents significant value for Genesco’s shareholders. We would welcome the opportunity to conduct selected due diligence, following which we may be prepared to increase our offer if increased value can be demonstrated.

          Given Genesco’s failure to provide a substantive response to my April 4 letter and recent public speculation, we thought it would be best for both of our organizations, and our respective shareholders, to make our position public. We therefore plan to release publicly a copy of this letter, as well as our letter to you of April 4, before the market opens tomorrow morning.

          This letter is not intended to be, and is not, a definitive agreement between us or in any way binding upon Foot Locker or Genesco, but is intended to express our indication of interest as of the date hereof. It is further subject to the completion of due diligence, and the negotiation and execution of a mutually acceptable merger agreement. The parties will be bound only in accordance with such definitive agreement, if and when executed.

          We continue to believe it would be in the best interests of Genesco’s shareholders if we were able to have substantive discussions with you concerning a combination of our two companies. I look forward to speaking with you soon.

Sincerely,

Matthew D. Serra